Execution Version

AMENDMENT NO. 7

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 7 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of October 1, 2022, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and T. ROWE PRICE ASSOCIATES, INC. (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, the Adviser and VALIC Company I (the “Corporation”), have entered into an Investment Advisory Agreement dated as of January 1, 2002, as amended from time to time (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Corporation, and pursuant to which the Adviser may delegate one or more of its duties to a sub-adviser pursuant to a written sub-advisory agreement; and

WHEREAS, the Adviser and the Sub-Adviser are parties to an Investment Sub-Advisory Agreement dated August 29, 2001, as amended from time to time (the “Sub-Advisory Agreement”), pursuant to which the Sub-Adviser furnishes investment advisory services to certain series of the Corporation, as listed on Schedule A of the Sub-Advisory Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1. Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended to reduce the fees payable by VALIC to Sub-Adviser with respect to the Science and Technology Fund. This Schedule A supersedes all prior Schedules A.

2. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4. Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Kevin J. Adamson	By:	/s/ Terence Baptiste
Name:	Kevin J. Adamson	Name:	Terence Baptiste
Title:	Authorized Signatory	Title:	Vice President